Exhibit 10.62

Strictly Private & Confidential

The Directors

Resaca Exploitation L.P.

1331 Lamar

Suite 1450

Houston

Texas

For the attention of John J Lendrum III

13 April 2007

Dear Sirs

This letter of engagement sets out the terms and conditions on which Seymour Pierce Limited (“Seymour Pierce”) would be pleased to and agrees to act for Resaca Exploitation L.P. (the “Company”) in connection with a proposed equity fundraising to raise approximately $100 million by way of a proposed placing of new ordinary shares in the Company (the “Placing” and admission to the AIM Market of the London Stock Exchange (“AIM”) of the entire issued share capital of the Company (“Admission”).

It is acknowledged and agreed that this engagement letter may be novated to a designee or a holding entity of the Company after the date hereof and that the Company or the assets thereof may be transferred to such designee or holding entity and, accordingly, references in this engagement letter to “the Company” shall, as appropriate, include references to such designee or holding entity.

Seymour Pierce Limited will provide these services to you on the basis that you are a private customer for the purposes of the FSA rules. Following Admission, you will be classified as an intermediate customer for these purposes.

The terms recorded in this letter will come into effect upon receipt by Seymour Pierce of a copy of the letter signed by the Company confirming that these terms are accepted.

Scope of our engagement

Seymour Pierce will not be responsible for providing specialist advice in connection with those matters for which the Company has agreed to provide or arrange specialist advice (such as, for example, legal, accounting or taxation matters), and Seymour Pierce will not have any liability In respect of any services or advice provided to the Company by persons other than Seymour Pierce or its officers or employees.

Seymour Pierce will act solely for the Company and its directors and no-one else in connection with the Placing and Admission.

The Proposed Transaction

The purpose of the engagement is for the Seymour Pierce to use its reasonable endeavours to raise funds by way of a placing of new ordinary shares in the Company. The intention is to raise approximately $100 million for the Company or such higher or lower amount as may be agreed by both the Company and Seymour Pierce.

Principal Activities

The principal activities of Seymour Pierce will be to:

(i)            establish the transaction timetable in conjunction with the Company;

(ii)           instruct other professional advisers as required and as agreed with the Company;

(iii)          advise on the timing, pricing and method of an equity fundraising;

(iv)          project manage the transaction and coordinate the preparation of the Admission Document to be drawn up in compliance with the AIM Rules;

(v)           review the reports prepared by the Company’s reporting accountants, including the working capital report;

(vi)          undertake an equity fundraising to raise approximately $100 million by way of the Placing (or such higher or lower amount as may be agreed by the Company and Seymour Pierce;

(vii)         advise on and co-ordinate an investor presentation exercise in relation to the fundraising in conjunction with the Company and its other professional advisers;

(viii)        liaise with the London Stock Exchange and AIM regarding all aspects of the Placing and Admission, including lodging and obtaining approval, where required, of all relevant documentation;

(ix)           assess institutional shareholder attitude to the proposed equity fundraising; and

(x)            carry out other services as would be usual in Seymour Pierce’s role as nominated adviser and broker to the Company.

Remuneration and expenses

In consideration for providing the services set out in this engagement letter, the Company and/or the Shareholders where appropriate shall pay to Seymour Pierce the following fees and commissions (plus VAT in each case if applicable):

(i)            a corporate finance fee payable on Admission of $500,000;

(ii)           a commission of 4 per cent, of the value of the funds raised by Seymour Pierce on behalf of the Company in the Placing; and

(iii)          an advisory fee of $20,000 per month (pro rated for any part of a month) for a maximum period of four months payable monthly in advance commencing on the date of your signature of this letter and terminating on the earlier of Admission or termination of this engagement. The monthly retainers paid up to the date of completion will be netted off the fee detailed in (i) above but will not be refundable if the transaction is aborted.

The corporate finance fee and commission for the Placing will be collected out of the proceeds of the Placing before payment to the Company after Admission.

Abort Fees in Event of the Transaction Not Proceeding at the Company’s option

Except as provided below, in the event that the Company of its own volition aborts the Placing following the issue of a Pathfinder Admission Document the Company shall pay the balance of the corporate finance fee (set out above) within 7 days of the issue of an invoice by Seymour Pierce; provided that the corporate finance fee shall not be payable if the Company aborts the Placing as a result of Seymour Pierce (i) terminating this engagement itself or (ii) breaching any of its material obligations under this engagement letter or (iii) it failing to secure sufficient commitments under the Placing to raise not less than $50 million. In the event that the Company aborts the Placing of its own volition and Seymour Pierce has secured commitments to raise at least $50 million but less than $100m, the corporate finance fee shall be proportionately reduced.

VAT

All the fees referred to in this engagement letter are quoted exclusive of Value Added Tax which will be added where appropriate.

Expenses

The Company will reimburse Seymour Pierce for all reasonable out of pocket costs and expenses incurred by us (including the expenses of lawyers acting on our behalf), whether on our own account or on behalf of the Company, in connection with the services we perform for the Company in accordance with the terms of this letter, regardless of whether the Placing is completed subject to an overall limit such costs and expenses of $150,000 in aggregate and provided that, in all cases, Seymour Pierce shall have obtained the written consent of the Company prior to incurring any single item of cost(s) or expense(s) exceeding $5000 and subject in all cases to delivering to the Company receipts in respect of the same. In particular, Seymour Pierce will discuss in advance with the Company the appointment of lawyers to act for Seymour Pierce and their proposed fees.

Appointment following completion of the Placing

The Company agrees that, subsequent to the Placing, Seymour Pierce shall be appointed as the Company’s Nominated Adviser and Broker at an annual fee of $90,000, payable quarterly in advance. Such appointment as Nominated Adviser and Broker shall continue for a minimum of twelve months, subject to earlier termination as provided for in, and otherwise subject to the terms of, a Nominated Adviser Agreement and a Broker Agreement that the Company and the Directors shall enter into with Seymour Pierce.

Publicity

The Company agrees that, subsequent to completion of the proposed transaction contemplated in this letter of engagement, Seymour Pierce will have the right to publish advertisements in financial and other newspapers and journals at Seymour Pierce’s expense describing its services in connection solely with the transaction, the contents of which advertisements will be subject to the Company’s prior approval (such approval not to be unreasonably withheld or delayed).

Termination

Any termination of this engagement shall be without prejudice to any accrued rights and liabilities of either party and shall not affect in any way the provisions of the paragraphs concerning Remuneration and Expenses (save in the case of this engagement being terminated by reason of a material breach of the terms of this agreement by Seymour Pierce and subject to the provisions of the paragraph entitled “Abort Fees..., etc” above), and Governing Law in this letter, and the indemnity set out in the Schedule which shall survive such termination.

Documents to be issued or Approved

If Seymour Pierce is asked by the Company to approve or to issue on the Company’s behalf any document, information or other material in connection with the proposed Placing (“Material”) which will or might constitute a financial promotion within the meaning of Section 21 of the Financial Services and Markets Act 2000 then Seymour Pierce shall consider the Material and may in its discretion require the Company to make such modifications or amendments thereto as Seymour Pierce reasonably considers necessary or desirable in order that it may approve and issue the Material.

If requested in writing by Seymour Pierce so to do, the Company shall provide such evidence as Seymour Pierce may reasonably require confirming that the Material which it is asked to approve is accurate in all material respects and complies with all applicable regulations. However, the Company, and not Seymour Pierce, will be responsible for the accuracy of all such Material and it shall be incumbent on the Company, and not Seymour Pierce, to verify the same.

General

The provision of the services set out in this letter by Seymour Pierce is subject to Seymour Pierce’s terms of business for AIM business. A copy of these is attached to this letter.

We would be grateful if the Company could sign and return to us the enclosed copy of this letter, signifying their acceptance of this letter and the attached terms.

Yours faithfully

/s/ Jonathan Wright
Jonathan Wright
Director

Accepted on behalf of Resaca Exploitation L.P.

Signature:	/s/ John J. Lendrum III
Name:	John J. Lendrum III
Position:	President
Date:	April 13, 2007

SEYMOUR PIERCE LIMITED
TERMS AND CONDITIONS FOR THE PROVISION OF
CORPORATE BROKING AND CORPORATE FINANCE SERVICES
(PRIVATE CUSTOMERS)

1.             Application

1.1           These terms and conditions (“Terms”) will apply to any corporate broking or corporate finance services which we, Seymour Pierce Limited (“Seymour Pierce”), provide to you or other members of your group, and will usually be supplemented by one or more engagement letters or other letter agreements (“Letters of Appointment”) dealing, among other things, with the services we are to provide, the dates on which the provision of such services are to commence and the fees we are to be paid. If there is any conflict between the Terms and the provisions of a Letter of Appointment, the latter will prevail.

1.2           Seymour Pierce is authorized and regulated by the Financial Services Authority (“FSA”) and is subject to the rules of FSA in the conduct of designated investment business (“FSA Rules”). Seymour Pierce is also a member of the London Stock Exchange.

1.3           We will provide services to you under these Terms on the basis that you are a private customer for the purposes of the FSA Rules.

2.             Services to be provided

2.1           We will provide you with such corporate broking or corporate finance services as are from time to time agreed between us, by Letters of Appointment or otherwise (the “Services”). Subject to any express instructions to the contrary, we shall have authority to take such action as we reasonably consider to be necessary or desirable with a view to performing the Services or promoting any project or transaction to which the Services relate. Except to the extent otherwise agreed in writing and subject to acting within the scope of this engagement (but not otherwise), all such action will be undertaken as your agent provided we are not negligent, in willful default or acting fraudulently and (subject as aforesaid) you agree to ratify and confirm everything properly done by us in the course of providing the Services.

2.2           We may with your prior written approval appoint agents (which may include Associates) in connection with the Services on such terms as we may reasonably determine. We shall exercise reasonable care in selecting and monitoring the performance of any such agent, but except in the case of an Associate we will not be liable for any default by such an agent.

2.3           We will not be obliged to sell, acquire, place, underwrite or sub-underwrite any investments, or to lend monies, unless and until it is expressly agreed otherwise in writing.

3.             Compliance with laws and regulatory requirements

3.1           Our obligations to you are subject to our duty to comply with all applicable laws and the rules and requirements of all competent regulatory authorities (together “Applicable Regulations”) and, in particular, the FSA Rules. We shall be entitled to take whatever steps we reasonably consider to be necessary to ensure that we comply with Applicable Regulations and if there is any conflict between Applicable Regulations and either these Terms or a Letter of Appointment the Applicable Regulations will prevail.

3.2           You will comply with all Applicable Regulations (including, where relevant, the Listing Rules made by the United Kingdom Listing Authority (“UKLA”), the City Code on Takeovers and Mergers (the “Code”) and all rulings of the Takeover Panel, and the statutory prohibitions on insider dealing and market abuse) and will procure that your Associates do likewise.

3.3           You will ensure that you have and/or will obtain and will maintain all such authorisations, consents and approvals of any governmental or other regulatory body or authority as are necessary to enable you to use and accept the Services on the Terms and such other terms as may be agreed between us and to engage in the transactions and carry on the activities in respect of which the Services are provided and you will comply with the terms of any such authorisations, consents and approvals.

4.             Instructions

4.1           We will accept your oral instructions and instructions given by telephone, facsimile, email or by post. We will not be liable for any delays in or failures of electronic communications. We may at our discretion require any instructions given orally to be confirmed in writing. We are entitled to assume that instructions given by corporate entities have been properly authorized if they are given or purported to be given by a person who is or purports to be and is reasonably believed by us to be one of the company’s directors or authorized agents.

4.2           Where you have entered into this agreement jointly with another person or other people, you will be jointly and severally liable for any debt or charge arising out of these Terms, and we will be entitled to act on the instructions given by any one of you. These Terms will remain in force notwithstanding the death or incapacity of any one or all of you until we confirm in writing that we have received either written notice of the death or legal incapacity of all of you, or written notice of termination from any one of you. Notices issued by us will be effective in relation to each of you if served on any one of you.

5.             Provision of information

5.1           You agree to provide us with all information under your control which we may reasonably require in order to provide the Services to you and which you are lawfully free to provide to us and will ensure that all information provided to us is true and complete in all material respects to the best of your knowledge and belief and not misleading and you will subsequently advise us immediately of any and all developments materially affecting it of which you become aware, in all cases authorizing us to make appropriate and lawful use of all or any such information.

5.2           If we are acting as your corporate broker on a continuing basis you will (subject to Applicable Regulations) keep us informed about all significant developments and proposals in relation to your business and financial position, and will notify us in advance of any matter which is likely to require disclosure under Applicable Regulations.

6.             Issue of Documents

6.1           You agree that you will notify us in advance of, and discuss with us both the content and timing and manner of release or dispatch of, any circular, announcement or other material document, whether oral or written (a “Relevant Document”) that you propose to issue in connection with any matter in respect of which we are advising.

6.2           You will ensure that any information supplied to us, including any expressions of opinion, will be, to the best of your knowledge and belief, true, fair and accurate in all material respects and will not be misleading and will not omit any material information. If during the course of our appointment you discover any thing or matter which renders any such information untrue, unfair, inaccurate or misleading, you undertake that you will notify us forthwith. You agree to provide us with such confirmations and other evidence as we may reasonably require in order to satisfy ourselves that any Relevant Document complies with these requirements, but you acknowledge that you are solely responsible for ensuring that it does so.

6.3           We may (but shall not be obliged to) approve any Relevant Document for the purposes of section 21 of the Financial Services and Markets Act 2000. If we do so:

(a)           it may only be issued in such manner, at such times and in such media and for use in such way as we agree in advance; and

(b)           we may, if we become aware that it is or has become untrue or misleading, require that you cease to issue it and cause it to be withdrawn from any circulation arrangements, and, if we consider it appropriate, that you make arrangements for a suitable correction to be published, in each case at your expense.

7.             Conduct of transactions

7.1           You undertake that where we are acting for you in connection with a transaction you will notify us forthwith in advance of any material steps which you or any of your other agents or advisers propose to take in respect of that transaction, and you further undertake to ensure that we are kept fully informed of all material developments which arise during the course of the transaction, and (without prejudice to the generality of clause 5.1 above) that any information supplied to us in relation to such transaction, including any expressions of opinion, will be, to the best of your knowledge and belief, true, fair and accurate in all material respects and will neither be misleading, nor omit any material information. In the event that you become aware of any thing or matter which renders any such information previously supplied untrue, unfair, inaccurate or misleading, you undertake to notify us forthwith. In particular, you will consult us before:

(a)           (without prejudice to the obligation contained in clause 3 above to disclose such dealings in accordance with the Applicable Regulations), any dealings take place in either your securities, or any securities of your Associates in relation to which we are advising you; or

(b)           any other step is taken by you or any of your Associates or, to your knowledge, any other person, which may have any effect on the terms of, or the conduct of, the relevant transaction.

7.2           All transactions in investments which we undertake for you will be subject to the FSA Rules and the rules and customs of the exchange or market and/or any clearing house through which the transactions are settled or executed. Such transactions will also be subject to our terms of business for execution-only transactions, a copy of which will be supplied to you if relevant.

8.             Advisers

8.1           Unless we agree otherwise, you acknowledge and agree that we shall not be responsible for giving or obtaining specialist advice or services in areas which are outside our expertise, such as legal, accounting, taxation or actuarial matters, or where you have (or usually have) other advisers involved. You will be responsible for engaging the services of such other advisers as you may require in connection with matters in relation to which we are advising and we shall not be responsible for the actions or omissions of such advisers except where they have acted on our express instruction.

8.2           We may recommend that particular advice is obtained from a suitable professional adviser and reserve the right to terminate our engagement with immediate effect if you do not comply with this recommendation. In particular, you undertake to obtain appropriate legal advice in respect of Applicable Regulations and to communicate to us any such advice as is relevant to our carrying out the Services hereunder. You acknowledge and agree that if we cease to act for you pursuant to this clause 8.2, we shall be entitled to payment of our fees as if the Services had been properly up to the date of termination.

9.             Fees

Our fees for providing services to you shall be as agreed between us and will be set out in the relevant Letter of Appointment. In addition, you shall bear and be responsible for the payment of all stamp duties, taxes, levies, transfer or registration fees, custodial expenses and other similar fees and expenses in respect of any securities transactions effected on your behalf. Unless otherwise agreed (and subject in this regard, to the provisions of the Letter of Appointment), you will promptly upon request discharge or reimburse us for all costs and expenses (plus, where applicable, VAT), incurred in connection with the Services (including the fees and expenses of any agent we may engage as provided in clause 2.2 above and any other reasonable professional fees and expenses incurred by us).

10.          Material interests

10.1         You acknowledge that we and our Associates and other clients of Seymour Pierce may, from time to time, have a material interest in any matter on which we advise you. Such an interest may give rise to a conflict of interests and you hereby agree that we are not obliged to disclose details of any such material interest to you in relation to any specific advice, transaction or any other service rendered by us to you. You hereby agree that as a result of any such material interest we may not be able to advise you and we reserve the right at any time in our absolute discretion to decline to arrange any transaction or give advice or make any recommendation to you.

10.2         We and our Associates operate policies of independence. These require any persons acting on behalf of clients to disregard any material interests that Seymour Pierce or its Associates may have in respect of any matter on which they are acting for those clients.

10.3         You agree that we will not be required to account to you in any way for any benefit that may accrue to us or our Associates as a result of a material interest in respect of any advice, transaction or service rendered by us to you.

10.4         You acknowledge and agree that we shall be under no duty to disclose to you or use for your benefit anything that may come to the attention of us or our Associates either in the course of rendering similar services to others (whether or not that employee is involved in providing services to you or is separated from such persons by a Chinese wail) or in the event that such disclosure or use would be a breach of duty or confidence owed by us to another person.

10.5         We may effect transactions for you with or through financial institutions which are our Associates, provided that we comply with our obligations to obtain best execution and otherwise deal with them on terms which are as good as those which would apply if negotiated on an arm’s length basis.

11.          Confidentiality

11.1         Neither you nor we shall (and we shall each use our best endeavors to procure that our respective Associates do not), except as required by Applicable Regulations, disclose to any other person any confidential information or documents relating to the other except:

(a)           for information which we or you may be required to disclose by law or which is required or requested by any competent regulatory authority, or which is disclosed to your or our advisers where reasonably necessary for the performance of their professional services; and

(b)           that we may provide such information about your affairs as we consider appropriate to any agent whom we appoint pursuant to 2.2 above or to any Associate to whom we delegate functions under 18.1 below, so long as we are satisfied that such agent or Associate will be bound by corresponding duties of confidentiality. We may also provide information, on a confidential basis, to any of our Associates if we consider that they can assist in providing information relevant to the Services.

11.2         You also accept that any advice which we give you will be confidential to you and solely for your benefit. It may not (subject to the exception in 11.1(a) above) be disclosed to any other person without our prior written consent (which we will not unreasonably withhold) or be relied on by any other person. No reference to us or to our advice is to be made in any publication made by you or on your behalf without our prior written consent.

12.          Correspondence and papers

All correspondence and papers in our possession or control relating to the Services or the subject matter of the Services shall be our sole property, save for original contracts, share certificates and other original documents held to your order.

13.          Money held on your behalf (client money)

13.1         We will treat any money that we hold on your behalf as client money for the purposes of the FSA Rules, which require us to hold your money in a bank account at an approved bank. We may hold the money of other customers in the same account. We will not pay you interest on money held on your behalf.

13.2         All banks we use to hold client money have acknowledged that:

(a)           all money standing to the credit of the account is held by them as trustee and that the bank is not entitled to combine the account with any other account or to exercise any right of set-off or counterclaim against money in that account in respect of any sum owed on any other accounts of ours; and

(b)           the title of the account sufficiently distinguishes the account from any account containing money that belongs to us and is in the form requested by us.

14.          Our Liability

14.1         We shall take due care in the performance of the Services and accept liability to you accordingly. You agree, however, that we shall not be liable to you in respect of any matter directly or indirectly arising out of, or connected with, any engagement to which these Terms apply or any project, transaction or other matter to which any such engagement relates except to the extent that you have incurred liabilities which are found in a final judgment by a court of competent jurisdiction to have resulted primarily from our gross negligence or willful default or material breach of any rules of any regulatory authority to which we are subject. You also agree with us as trustee for each of our Associates that this provision also applies separately to each of these Associates as if the references to us in the second sentence of this paragraph were references to the relevant Associate.

14.2         We shall not be liable for any failure in the performance of our obligations under these Terms or in respect of any transaction or any failure or inability to discharge or any delay in discharging any of our obligations where such failure, inability or delay arises out of causes beyond our reasonable control. Such causes may include, but are not limited to, acts of God or the public enemy, acts of civil or military authority, riot, war, fire, flood, labor dispute, closure or loss of facilities of any relevant exchange, unavailability, restriction, malfunction or breakdown of computer or data processing facilities or of energy supplies, or communications systems failure.

14.3         Nothing in these Terms shall exclude, restrict or limit any liability which we have to you under Applicable Regulations.

15.          Warranty and Indemnity

15.1         You warrant that you have full power and authority to employ us on the Terms and to enter into any transaction in respect of which you give us instructions hereunder.

15.2         No claims shall be made against us or our Associates (each a “Relevant Person”) to recover any loss or damage which you or any of your shareholders, directors, officers, agents or employees or any other person may suffer or incur by reason of or arising out of the proper carrying on by us, or on our behalf, of any obligations or services (or exercise of rights) under these Terms otherwise in connection with our appointment hereunder unless and to the extent that such loss or damage results from the gross negligence, default or fraud of such Relevant Person or any material breach by us or a Relevant Person of our obligations under these Terms or any material breach by any Relevant Person of the FSA Rules.

15.3         You undertake with us (for ourselves and, on the basis that we shall enjoy an absolute discretion at the enforcement of any claim under the terms of paragraph 15.3, as a trustee for each and every Relevant Person) to hold each Relevant Person fully and effectively indemnified from and against all claims, actions, demands, liabilities and proceedings made, brought or threatened against any Relevant Person (whether or not successful, compromised or settled) in any jurisdiction by any governmental agency or regulatory body or any other person whatsoever and against all liabilities, losses, charges, costs and expenses which any Relevant Person may reasonably and properly pay, suffer or incur (including, but not limited to, those paid, suffered or incurred in disputing any claim, action or demand and/or in establishing its right to be indemnified pursuant to this paragraph 15.3) and which in any such case arises, directly or indirectly, out of or is attributable to or would not have arisen but for the proper carrying out or performance by us, or on our behalf, of any obligations or services (or exercise of rights) under these Terms or otherwise in connection with our appointment hereunder unless and to the extent that the same result from the gross negligence, default or fraud of us or any material breach by us of our obligations under these Terms or any material breach by any Relevant Person of the FSA Rules.

15.4 if we become aware of any matters or circumstances giving rise to any actual or potential claim by us or any or all of the Relevant Persons against you under the indemnity contained in this clause 15, we shall forthwith give written notice thereof to you and enter into and thereafter maintain consultation with you on all material aspects of the matters or circumstances giving rise to the actual or potential claim and you shall be entitled upon written request (subject to us being indemnified and secured to our reasonable satisfaction against all reasonable costs, damages and expenses thereby incurred and us being satisfied (in our reasonable opinion) that our repute or standing or that of any other Relevant Person subject to the claim would not be materially adversely affected thereby) either:

(a)           to allow you at your own expense and in your absolute discretion to avoid, dispute, resist, compound or defend such claim in our name and on our behalf or on behalf of the Relevant Persons and to have conduct of any appeal or incidental negotiations; or

(b)           to take or procure that the Relevant Persons take such action as you may reasonably require to avoid, dispute, resist, compound or defend any such claim or the matters or circumstances giving rise to such an actual or potential claim;

for which purpose we will give and will procure that all Relevant Persons shall give you all such co-operation and assistance and provide all such information as you shall reasonably require for such purposes.

16.          Changes

We may in the future send you revised terms and conditions to replace these Terms, but they will only apply in the case of services provided after the date you receive them and (i) you are entitled to terminate the arrangements between us (as described below) if you do not accept the revised terms and conditions and (11) we are entitled to terminate the arrangements between us if you unreasonably reject the revised terms and conditions provided that your prior written consent will be required to any such changes which may materially adversely affect your position. Sending you revised terms will not affect our respective rights and obligations which may have arisen beforehand.

17.          Severance and Non-Waiver

17.1         Each of the provisions of these Terms is severable and distinct from the others, and the invalidity, illegality or unenforceability of any one of these Terms shall not affect the validity of the remaining provisions of the Terms.

17.2         No neglect, indulgence, failure to exercise or delay in exercising any right or remedy under these Terms shall constitute a waiver of such right or remedy, and no single or partial exercise of any such right or remedy shall preclude or restrict any other or future exercise of such right or remedy.

18.          Assignment and Delegation

18.1         We may arrange for any Associate to perform any of the Services, but this shall not affect our liability to you.

18.2         Neither your rights under these Terms or any Letter of Appointment nor your rights or interest in any transaction or moneys or assets we effect or hold for you shall be capable of being assigned in any way.

19.          Notices

Any notice by either of us to the other must be in writing, signed by or on behalf of the party giving notice, and may be delivered in person, or be sent by first class mail, fax, telex or cable - in the case of notices to us, to the address of our registered office; and in the case of notices to you, to the address last notified by you to us.

20.          Miscellaneous

20.1         You acknowledge that Seymour Pierce is acting solely for you in relation to the Services and no one else and accordingly that we will not be responsible to anyone other than you for providing the protections afforded to customers of Seymour Pierce under FSA Rules or for providing advice in relation to or in connection with such subject matter.

20.2         Please note that we may record telephone calls between us without specific consent. You agree that any such recording shall remain our sole property and shall be conclusive in the event of any dispute that may arise.

20.3         You will ensure that your directors consent to Seymour Pierce processing personal data relating to them (using computer systems or otherwise) in carrying out the Services for the purposes of data protection legislation.

20.4         If you have a complaint regarding the Services, please contact the Compliance Officer, Seymour Pierce Limited, Bucklersbury House, 3 Queen Victoria Street, London EC4N 8EL.

20.5         We are covered by the Financial Services Compensation Scheme. You may be entitled to compensation from the Scheme in the event that we cannot meet our obligations to you, but this depends on the type of business and the circumstances of the claim. Most types of business are covered for 100% of the first £30,000 and 90% of the next £20,000 so the maximum compensation available is £48,000. Further information about the compensation arrangements is available from the Financial Services Compensation Scheme.

21.          Termination

21.1         Either party may terminate the appointment covered by these Terms by:

(a)           giving to the other not less than one month’s notice in writing at any time ; or

(b)           in the event of the appointment of a liquidator, receiver, administrative receiver or administrator over the whole or substantially the whole of either party’s assets (except for the purpose of a solvent reconstruction, amalgamation, reorganization, merger or consolidation) giving to the other notice in writing to take effect forthwith.

21.2         We may terminate our appointment forthwith by giving you written notice in any one of the following events or circumstances:

(a)           you do not pay any sum payable under these Terms after having received 14 days’ written notice that it remains unpaid (and subject to there being no dispute concerning the amount of such sum);

(b)           either you or any of your directors commits any material breach of any of these Terms which breach (if capable of remedy) remains unremedied within 14 days’ service of a notice specifying the breach and requiring it to be remedied;

(c)           you or any of your directors commits a fraudulent act or you or any director commits any material breach of the Companies Act 1985 or any other laws or regulations to which you and/or your directors are subject from time to time;

(d)           you fail to comply with advice given to you and/or your directors by us such that, in our reasonable opinion, such failure is likely to seriously and materially jeopardize or damage our reputation.

21.3         You may terminate our appointment forthwith by giving written notice in the event that we or any of our directors, officers or employees commits any material breach of these Terms or this the Letter of Appointment which breach (if capable of remedy) remains unremedied within 14 days.

21.4         Each party shall notify the other promptly upon the occurrence of a Termination Event or any event or circumstance which may reasonably be expected to give rise to the occurrence of a Termination Event.

21.5         Upon termination of our appointment under these Terms:

(a)           the rights and obligations of the parties under these Terms shall terminate in relation to such appointment and be of no further effect;

(b)           any rights or obligations to which any of the parties may be entitled or be subject to in relation to such appointment before such termination shall remain in full force and effect; and

(c)           the termination of such appointment shall not affect or prejudice any right to damages or other remedy which the terminating party may have in respect of the Termination Event which gave rise to the termination of such appointment or any other right to damages or other remedy which any party may have in respect of the breach of the Terms which existed at or before the date of termination.

22.          Governing Law and Interpretation

22.1         Irrespective of the place of performance of the Services, our relationship and, in particular, these Terms shall be governed by and construed in accordance with English law.

22.2         It is agreed that the courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with the provision of the Services and both you and we irrevocably waive any objection to any suit, action or proceeding (“Proceedings”) in such courts on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. Nothing in this clause, however, shall limit the right of the parties to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings by the parties in any other jurisdiction, whether concurrently or not.

22.3         For the purposes of these Terms:

(a)           “group” means a holding company and its subsidiaries (as defined by Section 736 Companies Act 1985);

(b)           “Associates” means:

(i)   in relation to either party, all companies in the same group as the relevant party, and all persons who are from time to time officers or employees of the relevant party or of any company which is one of its Associates; and

(ii)   in relation to you, includes your “associates” and those “acting in concert” with you both as defined in the Code provided that a company or other person shall not cease to enjoy the benefit of rights conferred by the Terms upon ceasing to be an Associate;

(c)           references to “we” and similar expressions are to Seymour Pierce Limited; and

(d)           references to “you” include any member of your group to whom we are providing Services in accordance with the Terms.

(e)           “Termination Event” means one of the events or circumstances in clause 21.

22.4         If any expression used in the Terms encompasses more than one individual person or legal entity, the obligations of the persons or entities comprised in that expression which are contained in these Terms shall, unless the context requires otherwise, be joint and several.

22.5         These Terms are not enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not party to these Terms.